Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                       Votes for     Votes withheld
Liaquat Ahamed         23,718,253    806,484
Ravi Akhoury           23,725,064    799,673
Barbara M. Baumann     23,805,248    719,489
Jameson A. Baxter      23,755,326    769,411
Charles B. Curtis      23,767,797    756,940
Robert J. Darretta     23,792,502    732,235
Katinka Domotorffy     23,773,693    751,044
John A. Hill           23,774,768    749,969
Paul L. Joskow         23,796,121    728,616
Kenneth R. Leibler     23,805,626    719,111
Robert E. Patterson    23,786,642    738,095
George Putnam, III     23,761,451    763,286
Robert L. Reynolds     23,784,192    740,545
W. Thomas Stephens     23,771,122    753,615

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Broker non votes

19,840,098  547,778        914,824      3,222,037

A proposal to adopt an Amended and Restated Declaration of Trust was approved, as follows:

Votes for    Votes against  Abstentions  Broker non votes

18,651,116   1,651,091      1,000,488    3,222,043




All tabulations are rounded to the nearest whole number.